Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, December 16, 2009

APOGEE REPORTS THIRD QUARTER EARNINGS OF $0.39 PER SHARE

WITH INCREASED CASH FLOW

MINNEAPOLIS, MN (December 16, 2009) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2010 third quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY10 THIRD QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $179.8 million were down 25 percent.

•	Operating income was $16.1 million, down 35 percent.

•	Operating margin was 8.9 percent, compared to 10.3 percent.

•	Earnings from continuing operations were $0.39 per share, versus $0.63 per share.

•

In the prior-year period, there were earnings of $0.06 per share related to long-term executive compensation expense adjustments and a gain of $0.04 per share in equity in affiliates on the sale of Apogee’s minority interest in an auto glass distribution joint venture.

•	Architectural segment revenues declined 28 percent, while operating income decreased 51 percent.

•	Backlog ended at $246.4 million, compared to $295.0 million at the end of the second quarter and $373.2 million in the prior-year period.

•	Large-scale optical segment revenues increased 1 percent, and operating income increased 14 percent.

•	Cash and short-term investments totaled $83.1 million, compared to $52.3 million at the end of the second quarter, and $27.1 million at the end of fiscal 2009.

Commentary

“In difficult market conditions, Apogee achieved solid operating performance as we improved productivity and aggressively managed costs,” said Russell Huffer, Apogee chairman and chief executive officer. “We also generated approximately $40 million of cash flow from operating activities in the third quarter.

“Revenues and earnings were down, though, as the non-residential construction market continues to be impacted by tight commercial real estate credit and decreasing employment levels,” he said. “Earnings were also impacted by low capacity utilization and the declining mix of work bid in stronger commercial construction markets.

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Apogee Enterprises, Inc. — 7900 Xerxes Avenue South — Minneapolis, MN 55431 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

“Operating income for our picture framing business grew in the seasonally strongest quarter as new and ongoing value-added product customers continue to convert to our best framing products,” said Huffer. “The business is also benefitting as it leverages the significant investments made over the last two years.

“The third quarter demonstrates our focus on operating well through this challenging commercial construction downturn,” he said. “And, although our markets are down significantly, we’re seeing success in winning institutional projects, including stimulus work, and our share of large projects that are going forward, as well as smaller domestic projects, international work and installation projects in new geographies.”

FY10 THIRD-QUARTER SEGMENT AND OPERATING HIGHLIGHTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $158.2 million were down 28 percent.

•	Revenues declined due to the challenging commercial construction market conditions.

•	Operating income was $9.6 million, down 51 percent.

•	Operating margin was 6.1 percent, compared to 9.0 percent.

•	Lower revenues, along with low capacity utilization and the declining mix of work bid in stronger markets, more than offset productivity improvements and cost reductions.

•	Backlog was $246.4 million, down from $295.0 million in the second quarter and $373.2 million in the prior-year period.

•	Bidding activity remains steady although average project values have declined, and bid-to-award timing continues to slow as customers pursue every avenue for cost reduction.

•

The institutional sector continues to be more than half of the backlog, with the success in winning federal government, education and health care work; office projects are about a quarter of the backlog; and condo and hotel/entertainment the remaining portion of future work.

•	Approximately $95 million, or 39 percent, of the backlog is expected to be delivered in fiscal 2010, and approximately $151 million, or 61 percent, in fiscal 2011 and 2012.

Large-Scale Optical Technologies

•	Revenues of $21.6 million increased 1 percent.

•	Operating income was $7.4 million, up 14 percent.

•	Operating margin was 34.4 percent, compared to 30.4 percent.

•	The increase in operating income was the result of a strong mix of our best picture framing products among both new and ongoing value-added product customers, as well as productivity improvements.

Financial Condition

•	Long-term debt was $8.4 million, equal to the fiscal 2009 year-end level and down from $28.4 million in the prior-year period.

•	$8.4 million in low-interest industrial revenue bonds is reflected in each of these debt levels.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $26.7 million, compared to $44.3 million at the end of fiscal 2009 and $67.1 million in the prior-year period.

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Apogee Enterprises, Inc. — 7900 Xerxes Avenue South — Minneapolis, MN 55431 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

•	Capital expenditures year-to-date were $7.7 million, down 84 percent from the prior-year period. Key strategic investments to support future growth were completed last year.

•	Depreciation and amortization year-to-date were $22.2 million, up 5 percent from the prior-year period.

OUTLOOK

“We have delivered a solid performance to date during these challenging economic times,” Huffer said. “For the fiscal 2010 full year, we are anticipating a revenue decline of 22 to 24 percent and an operating margin of 6.3 to 7 percent.

“Since Apogee is a late cycle commercial construction company and our markets are showing signs of a longer downturn than had been anticipated, we expect that fiscal 2011 will be tougher than the current year,” he said. “We are seeing some success in filling in backlog for fiscal 2011, although at more competitive prices and margins. We believe that our architectural segment is well positioned to continue to gain share by leveraging our brands, national presence, quality, service levels and financial strength.

“To manage through the downturn, we have reduced costs more than $55 million on an annualized basis since last October and continue to evaluate further reductions in headcount and discretionary spending; we are also working continuously on productivity improvements,” said Huffer. “Our balance sheet remains strong, and we expect to continue to generate positive operating cash flow in the fourth quarter and fiscal 2011.

“We are confident that we have the financial strength to weather the expected ongoing weak market conditions and to focus on our growth strategy for the recovery,” he said. “Our architectural businesses have strong brands and operations that are positioned to serve the growing interest in green, energy-efficient commercial buildings, while our picture framing business continues to successfully convert customers to its industry-leading framing products.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any

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Apogee Enterprises, Inc.

factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, December 17. To participate in the teleconference, call 1-866-700-0133 toll free or 617-213-8831 international, access code 23039508. The replay will be available from noon Central Time on December 17 through midnight Central Time on Thursday, December 31, by calling 1-888-286-8010 toll free, access code 82565997. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc. — 7900 Xerxes Avenue South — Minneapolis, MN 55431 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended November 28, 2009	Thirteen Weeks Ended November 29, 2008	% Change	Thirty-nine Weeks Ended November 28, 2009	Thirty-nine Weeks Ended November 29, 2008	% Change
Net sales	$179,812	$240,397	-25%	$548,104	$723,836	-24%
Cost of goods sold	135,245	185,309	-27%	413,557	571,212	-28%

Gross profit	44,567	55,088	-19%	134,547	152,624	-12%
Selling, general and administrative expenses	28,514	30,269	-6%	88,938	92,374	-4%

Operating income	16,053	24,819	-35%	45,609	60,250	-24%
Interest income	171	325	-47%	614	795	-23%
Interest expense	149	444	-66%	461	1,270	-64%
Other income (expense), net	90	(299)	N/M	191	(178)	N/M
Equity in income of affiliated companies	-	1,954	-100%	-	1,868	-100%

Earnings from continuing operations before income taxes	16,165	26,355	-39%	45,953	61,465	-25%
Income taxes	5,440	8,678	-37%	15,019	21,218	-29%

Earnings from continuing operations	10,725	17,677	-39%	30,934	40,247	-23%
Earnings (loss) from discontinued operations	-	(32)	N/M	335	(183)	N/M

Net earnings	$10,725	$17,645	-39%	$31,269	$40,064	-22%

Earnings per share - basic:
Earnings from continuing operations	$0.39	$0.64	-39%	$1.13	$1.44	-22%
Earnings (loss) from discontinued operations	$-	$-	-	$0.01	($0.01)	N/M
Net earnings	$0.39	$0.64	-39%	$1.14	$1.43	-20%

Average common shares outstanding	27,370,931	27,553,871	-1%	27,368,787	27,919,786	-2%

Earnings per share - diluted:
Earnings from continuing operations	$0.39	$0.63	-38%	$1.12	$1.42	-21%
Earnings (loss) from discontinued operations	$-	$-	-	$0.01	($0.01)	N/M
Net earnings	$0.39	$0.63	-38%	$1.13	$1.41	-20%

Average common and common equivalent shares outstanding	27,737,846	27,905,072	-1%	27,657,350	28,372,212	-3%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.2445	$0.2295	7%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended November 28, 2009	Thirteen Weeks Ended November 29, 2008	% Change	Thirty-nine Weeks Ended November 28, 2009	Thirty-nine Weeks Ended November 29, 2008	% Change
Sales
Architectural	$158,205	$219,060	-28%	$495,499	$668,412	-26%
Large-Scale Optical	21,611	21,343	1%	52,615	55,432	-5%
Eliminations	(4)	(6)	33%	(10)	(8)	-25%

Total	$179,812	$240,397	-25%	$548,104	$723,836	-24%

Operating income (loss)
Architectural	$9,594	$19,629	-51%	$35,229	$49,718	-29%
Large-Scale Optical	7,427	6,497	14%	13,274	13,242	0%
Corporate and other	(968)	(1,307)	26%	(2,894)	(2,710)	-7%

Total	$16,053	$24,819	-35%	$45,609	$60,250	-24%

Consolidated Condensed Balance Sheets

(Unaudited)

	November 28, 2009	February 28, 2009
Assets
Current assets	$252,435	$228,688
Net property, plant and equipment	191,141	203,514
Other assets	95,969	95,482

Total assets	$539,545	$527,684

Liabilities and shareholders’ equity
Current liabilities	$142,670	$157,292
Long-term debt	8,400	8,400
Other liabilities	44,802	45,368
Shareholders’ equity	343,673	316,624

Total liabilities and shareholders’ equity	$539,545	$527,684

N/M = Not meaningful

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Apogee Enterprises, Inc. — 7900 Xerxes Avenue South — Minneapolis, MN 55431 — (952) 835-1874 — www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended November 28, 2009	Thirty-nine Weeks Ended November 29, 2008
Net earnings	$31,269	$40,064
Net (earnings) loss from discontinued operations	(335)	183
Depreciation and amortization	22,158	21,039
Stock-based compensation	3,066	2,067
Results from equity investments	-	(1,868)
Other, net	(245)	958
Changes in operating assets and liabilities	17,952	8,565

Net cash provided by continuing operating activities	73,865	71,008

Capital expenditures and acquisition of intangible assets	(7,682)	(49,460)
Proceeds on sale of property	96	120
Proceeds from sale of investment in affiliated company	-	27,111
Acquisition of businesses, net of cash acquired	-	(27)
Net (purchases) sales of marketable securities	(14,259)	2,374

Net cash used in investing activities	(21,845)	(19,882)

Payments on long-term debt and revolving credit agreement	-	(29,800)
Stock issued to employees, net of shares withheld	(897)	(2,286)
Repurchase and retirement of common stock	-	(14,646)
Dividends paid	(6,833)	(6,529)
Other, net	119	1,220

Net cash used in financing activities	(7,611)	(52,041)

Cash provided by (used in) discontinued operations	43	(558)

Increase (decrease) in cash and cash equivalents	44,452	(1,473)
Cash and cash equivalents at beginning of year	12,994	12,264

Cash and cash equivalents at end of period	$57,446	$10,791

Apogee Enterprises, Inc. — 7900 Xerxes Avenue South — Minneapolis, MN 55431 — (952) 835-1874 — www.apog.com